Filed Pursuant to Rule 424(b)(3)
Registration No. 333-127405

CB RICHARD ELLIS REALTY TRUST

Supplement No. 20 dated October 29, 2008

to the Prospectus dated April 25, 2008

We are providing this Supplement No. 20 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 12 dated September 11, 2008, Supplement No. 13 dated September 22, 2008, Supplement No. 14 dated September 30, 2008, Supplement No. 15 dated October 6, 2008, Supplement No. 16 dated October 7, 2008, Supplement No. 17 dated October 14, 2008, Supplement No. 18 dated October 15, 2008 and Supplement No. 19 dated October 28, 2008. Capitalized terms used in this Supplement No. 20 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the sections entitled “Real Estate Investments—Properties,” “Real Estate Investments—Significant Tenants,” and “Real Estate Investments—Tenant Lease Expirations.”

Real Estate Investments

This section contains certain information that supplements and updates certain of the information under the section “Real Estate Investments,” which begins on page 91 of our prospectus.

Properties

As of September 30, 2008, we owned 49 office, retail, and industrial (primarily warehouse/distribution) properties on a consolidated basis located in seven states (California, Georgia, Illinois, Massachusetts, North Carolina, South Carolina and Texas) and in the United Kingdom, encompassing approximately 6,483,851 rentable square feet, as well as one undeveloped land parcel in Georgia. Our properties previously held for sale have been transferred to continuing operations. Occupancy for our consolidated properties was approximately 85.02% as of September 30, 2008. Our consolidated debt was $157,302,000 as of September 30, 2008. In addition, we have ownership interests in three unconsolidated entities that, as of September 30, 2008, owned interests in 15 properties.

The following table provides information relating to our properties, excluding those owned through our investment in CBRE Strategic Partners Asia, as of September 30, 2008. These properties consisted of 43 industrial properties, encompassing 8,643,620 rentable square feet, ten office properties, encompassing 795,095 rentable square feet and two retail properties encompassing 351,682 rentable square feet. The average effective annual rents for our industrial properties, office properties and retail properties were approximately $32,313,000, $11,636,000 and $4,670,000 as of September 30, 2008, respectively.

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Occupancy	Approximate Total Acquisition Cost(1) (in thousands)
Domestic Consolidated Properties:
REMEC Corporate Campus 1 San Diego, CA	9/15/2004	1983	Office	100.00%	34	100.00%	$6,833
REMEC Corporate Campus 2 San Diego, CA	9/15/2004	1983	Office	100.00%	30	100.00%	6,125
REMEC Corporate Campus 3 San Diego, CA	9/15/2004	1983	Office	100.00%	37	100.00%	7,523
REMEC Corporate Campus 4 San Diego, CA	9/15/2004	1983	Office	100.00%	31	100.00%	6,186
300 Constitution Drive Boston, MA	11/3/2004	1998	Warehouse/Distribution	100.00%	330	100.00%	19,805
Deerfield Commons(2) Atlanta, GA	6/21/2005	2000	Office	100.00%	122	100.00%	21,834
505 Century Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	100	72.40%	6,095
631 International Dallas, TX	1/9/2006	1998	Warehouse/Distribution	100.00%	73	100.00%	5,407
660 North Dorothy Dallas, TX	1/9/2006	1997	Warehouse/Distribution	100.00%	120	100.00%	6,836
Bolingbrook Point III Chicago, IL	8/29/2007	2006	Warehouse/Distribution	100.00%	185	100.00%	18,170
Cherokee Corporate Park(3) Spartanburg, SC	8/30/2007	2000	Warehouse/Distribution	100.00%	60	100.00%	3,775
Community Cash Complex 1(3) Spartanburg, SC	8/30/2007	1960	Warehouse/Distribution	100.00%	205	87.90%	2,690
Community Cash Complex 2(3) Spartanburg, SC	8/30/2007	1978	Warehouse/Distribution	100.00%	145	93.57%	2,225
Community Cash Complex 3(3) Spartanburg, SC	8/30/2007	1981	Warehouse/Distribution	100.00%	116	100.00%	1,701
Community Cash Complex 4(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	33	0.00%	547
Community Cash Complex 5(3) Spartanburg, SC	8/30/2007	1984	Warehouse/Distribution	100.00%	53	0.00%	824
Fairforest Building 1(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	51	100.00%	2,974
Fairforest Building 2(3) Spartanburg, SC	8/30/2007	1999	Manufacturing	100.00%	104	100.00%	5,379
Fairforest Building 3(3) Spartanburg, SC	8/30/2007	2000	Manufacturing	100.00%	100	100.00%	5,760
Fairforest Building 4(3) Spartanburg, SC	8/30/2007	2001	Manufacturing	100.00%	101	100.00%	5,640
Fairforest Building 5 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	316	100.00%	16,968
Fairforest Building 6(4) Spartanburg, SC	8/30/2007	2005	Manufacturing	100.00%	101	100.00%	7,468
Fairforest Building 7 Spartanburg, SC	8/30/2007	2006	Warehouse/Distribution	100.00%	101	24.64%	5,626
Greenville/Spartanburg Industrial Park(3) Spartanburg, SC	8/30/2007	1990	Manufacturing	100.00%	67	100.00%	3,388
Highway 290 Commerce Park Building 1(3) Spartanburg, SC	8/30/2007	1995	Warehouse/Distribution	100.00%	150	33.33%	5,388
Highway 290 Commerce Park Building 5(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	30	100.00%	1,420
Highway 290 Commerce Park Building 7(3) Spartanburg, SC	8/30/2007	1994	Warehouse/Distribution	100.00%	88	100.00%	4,889
HJ Park Building 1 Spartanburg, SC	8/30/2007	2003	Manufacturing	100.00%	70	100.00%	4,216

Property and Market	Date Acquired	Year Built	Property Type	Our Effective Ownership	Net Rentable Square Feet (in thousands)	Occupancy	Approximate Total Acquisition Cost(1) (in thousands)
Jedburg Commerce Park Charleston, SC	8/30/2007	2007	Manufacturing	100.00%	513	100.00%	41,967
Kings Mountain I(4) Charlotte, NC	8/30/2007	1998	Warehouse/Distribution	100.00%	100	100.00%	5,497
Kings Mountain II Charlotte, NC	8/30/2007	2002	Warehouse/Distribution	100.00%	301	100.00%	11,311
Mount Holly Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	6,208
North Rhett I Charleston, SC	8/30/2007	1973	Warehouse/Distribution	100.00%	285	100.00%	10,302
North Rhett II Charleston, SC	8/30/2007	2001	Warehouse/Distribution	100.00%	102	100.00%	7,073
North Rhett III(4) Charleston, SC	8/30/2007	2002	Warehouse/Distribution	100.00%	80	100.00%	4,812
North Rhett IV Charleston, SC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,060
Orangeburg Park Building Charleston, SC	8/30/2007	2003	Warehouse/Distribution	100.00%	101	100.00%	5,474
Orchard Business Park 2(3) Spartanburg, SC	8/30/2007	1993	Warehouse/Distribution	100.00%	33	100.00%	761
Union Cross Building I Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	101	100.00%	6,585
Union Cross Building II Winston-Salem, NC	8/30/2007	2005	Warehouse/Distribution	100.00%	316	100.00%	17,216
Highway 290 Commerce Park Building 2(3) Spartanburg, SC	9/24/2007	1995	Warehouse/Distribution	100.00%	100	100.00%	4,626
Highway 290 Commerce Park Building 6(3) Spartanburg, SC	11/1/2007	1996	Warehouse/Distribution	100.00%	105	0.00%	3,760
Orchard Business Park 1(3) Spartanburg, SC	11/1/2007	1994	Warehouse/Distribution	100.00%	18	100.00%	1,378
Lakeside Office Center Dallas, TX	3/5/2008	2006	Office	100.00%	99	100.00%	17,965
Kings Mountain III Charlotte, NC	3/14/2008	2007	Warehouse/Distribution	100.00%	542	0.00%	25,662
Enclave on the Lake(7) Houston, TX	7/1/2008	1999	Office	100.00%	172	100.00%	37,762

Total Domestic Consolidated Properties					6,338	84.68%	411,111

International Consolidated Properties:
602 Central Boulevard Coventry, UK	4/27/2007	2001	Office	100.00%	50	100.00%	23,847
Thames Valley Five Reading, UK	3/20/2008	1998	Office	100.00%	40	100.00%	29,529
Albion Mills Retail Park (7) Wakefield, UK	7/11/2008	2000	Retail	100.00%	55	100.00%	22,064

Total International Consolidated Properties					145	100.00%	75,440

Total Consolidated Properties					6,483	85.02%	486,551

Unconsolidated Properties(5):
Buckeye Logistics Center(6) Phoenix, AZ	6/12/2008	2008	Warehouse/Distribution	80.00%	605	100.00%	35,554
Afton Ridge Shopping Center Kannapolis, NC	9/18/2008	2007	Retail	90.00%	296	91.35%	45,573
AllPoints at Anson Bldg. 1(6) Indianapolis, IN	9/30/2008	2008	Warehouse/Distribution	80.00%	631	100.00%	27,032
Aspen Corporate Center 500(6) Nashville, TN	9/30/2008	2008	Office	80.00%	180	100.00%	30,032
12200 President’s Court(6) Jacksonville, FL	9/30/2008	2008	Warehouse/Distribution	80.00%	772	100.00%	29,915
201 Sunridge Blvd.(6) Dallas, TX	9/30/2008	2008	Warehouse/Distribution	80.00%	823	100.00%	25,623

Total Unconsolidated Properties(5)					3,307	99.22%	193,729

Total Properties					9,790	89.82%	$680,280

(1)	Approximate total acquisition cost represents the pro rata purchase price inclusive of customary closing costs and acquisition fees.

(2)	Includes ten acres of undeveloped land zoned for office use.

(3)	Properties previously held for sale were transferred to continuing operations effective on September 30, 2008.

(4)	Includes the purchase prices of adjacent land parcels acquired on January 23, 2008.

(5)	Does not include CBRE Strategic Partners Asia properties. See “Real Estate Investments—Other Investments,” which appears on page 94 of our prospectus.

(6)	This property is held through the Duke joint venture.

(7)

The estimated acquisition cap rate is approximately 7.2%. Acquisition cap rate equals annualized in-place net operating income divided by total acquisition cost for the property. Annualized in-place net operating income equals, on an annualized cash basis as derived from leases in-place at the time we acquire the property, rental income and tenant reimbursements less property and related expenses (operating maintenance, management fees and real estate taxes) and excludes other non-property income and expenses, interest expense, depreciation and amortization and our company-level general and administrative expenses.

Property Type Concentration

Our property type concentrations as of September 30, 2008 are as follows (net rentable square feet and acquisition cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
Property Type	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Warehouse/Distribution	31	4,706	$230,091	4	2,831	$118,124	35	7,537	$348,215
Office	9	615	157,604	1	180	30,032	10	795	187,636
Manufacturing	8	1,107	76,792	—	—	—	8	1,107	76,792
Retail	1	55	22,064	1	296	45,573	2	351	67,637

Total	49	6,483	$486,551	6	3,307	$193,729	55	9,790	$680,280

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership.

Geographic Concentration

Our geographic concentrations as of September 30, 2008 are as follows (net rentable square feet and acquisition cost in thousands):

	Consolidated Properties			Unconsolidated Properties(1)			Consolidated & Unconsolidated Properties(1)
	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost	Properties	Net Rentable Square Feet	Approximate Total Acquisition Cost
Domestic
South Carolina	29	3,645	$184,299	—	—	$—	29	3,645	$184,299
North Carolina	5	1,360	66,271	1	296	45,573	6	1,656	111,844
Texas	5	564	74,065	1	823	25,623	6	1,387	99,688
Arizona	—	—	—	1	605	35,554	1	605	35,554
Tennessee	—	—	—	1	180	30,032	1	180	30,032
Florida	—	—	—	1	772	29,915	1	772	29,915
Indiana	—	—	—	1	631	27,032	1	631	27,032
California	4	132	26,667	—	—	—	4	132	26,667
Georgia	1	122	21,834	—	—	—	1	122	21,834
Massachusetts	1	330	19,805	—	—	—	1	330	19,805
Illinois	1	185	18,170	—	—	—	1	185	18,170

Total Domestic	46	6,338	411,111	6	3,307	193,729	52	9,645	604,840
International
United Kingdom	3	145	75,440	—	—	—	3	145	75,440

Total	49	6,483	$486,551	6	3,307	$193,729	55	9,790	$680,280

(1)

Number of Properties and Net Rentable Square Feet for Unconsolidated Properties are at 100%. Approximate Total Acquisition Cost for Unconsolidated Properties is at our pro rata share of effective ownership.

Significant Tenants

The following table details our largest tenants (in thousands):

			Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Tenant	Primary Industry	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
1	Amazon.com, Inc(2)	Internet Retail	—	$—	1,235	$4,321	1,235	$4,321
2	SBM Offshore(3)	Petroleum and Mining	171	4,277	—	—	171	4,277
3	Unilever(4)	Consumer Products	—	—	1,595	3,858	1,595	3,858
4	Regus Business Centers	Executive Office Suites	86	2,971	—	—	86	2,971
5	American LaFrance	Vehicle Related Manufacturing	513	2,810	—	—	513	2,810
6	REMEC	Defense and Aerospace	133	2,376	—	—	133	2,376
7	Verizon Wireless(5)	Telecommunications	—	—	180	2,117	180	2,117
8	Capita Business Services	Business Services	50	1,535	—	—	50	1,535
9	Women’s Apparel Group	Internet Retail	330	1,426	—	—	330	1,426
10	CEVA Logistics	Logistics and Distribution	316	1,239	—	—	316	1,239
11	Echostar Satellite	Telecommunications	316	1,200	—	—	316	1,200
12	Wickes Building Supplies	Home Furnishings/Home Improvement	40	1,193	—	—	40	1,193
13	Trans Hold	Logistics and Distribution	316	1,174	—	—	316	1,174
14	TIAA	Financial Services	68	928	—	—	68	928
15	Southeastern Container	Other Manufacturing	301	823	—	—	301	823
16	Compass Group USA	Food Service and Retail	98	762	—	—	98	762
17	Briggs Industries	Home Furnishings/Home Improvement	285	740	—	—	285	740
18	Intier Automotive	Vehicle Related Manufacturing	126	698	—	—	126	698
19	Hoke	Other Manufacturing	104	602	—	—	104	602
20	Lear Corporation	Vehicle Related Manufacturing	88	536	—	—	88	536
	All Other (85 tenants)		2,171	9,957	271	3,076	2,442	13,033

			5,512	$35,247	3,281	$13,372	8,793	$48,619

(1)	Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership.
(2)

Our tenants are Amazon.com.azdc, Inc., in our Buckeye Logistics Center property, and Amazon.com.indc, LLC, in our AllPoints at Anson Bldg. 1 property, which are both wholly-owned subsidiaries of Amazon.com.

(3)	Our tenant is Atlantic Offshore Ltd., a wholly-owned subsidiary.
(4)	Our tenant is CONOPCO, Inc., a wholly-owned subsidiary.
(5)	Verizon Wireless is the d/b/a for Cellco Partnership.

Tenant Industries

Our tenants operate across a wide range of industries. The following table details our tenant-industry concentrations (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
Primary Tenant Industry Category	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent	Net Rentable Square Feet	Annualized Base Rent
Internet Retail	330	$1,426	1,235	$4,321	1,565	$5,747
Consumer Products	246	861	1,597	3,895	1,843	4,756
Vehicle Related Manufacturing	863	4,601	—	—	863	4,601
Petroleum and Mining	171	4,277	—	—	171	4,277
Other Manufacturing	1,006	3,650	—	—	1,006	3,650
Business Services	445	3,457	—	—	445	3,457
Logistics and Distribution	910	3,375	—	—	910	3,375
Telecommunications	316	1,200	180	2,117	496	3,317
Executive Office Suites	86	2,971	—	—	86	2,971
Home Furnishings/Home Improvement	445	2,469	35	389	480	2,858
Defense and Aerospace	133	2,376	—	—	133	2,376
Financial Services	187	1,662	—	—	187	1,662
Food Service and Retail	108	782	20	399	128	1,181
Specialty Retail	15	401	75	712	90	1,113
Other Retail	74	288	46	646	120	934
Apparel Retail	—	—	89	813	89	813
Pharmaceutical and Health Care Related	123	769	—	—	123	769
Professional Services	54	682	4	80	58	762

Totals	5,512	$35,247	3,281	$13,372	8,793	$48,619

(1)	Net Rentable Square Feet for Unconsolidated Properties is at 100%. Annualized Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership.

Tenant Lease Expirations

The following table sets forth a schedule of expiring leases for our consolidated and unconsolidated properties as of September 30, 2008 (in thousands):

	Consolidated Properties		Unconsolidated Properties(1)		Consolidated & Unconsolidated Properties(1)
	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent	Expiring Net Rentable Square Feet	Expiring Base Rent
2008 (Three Months Ended December 31, 2008)	435	$903	—	$—	435	$903
2009	669	3,297	—	—	669	3,297
2010	512	4,515	—	—	512	4,515
2011	195	1,097	—	—	195	1,097
2012	379	5,348	22	365	401	5,713
2013	1,294	8,636	20	426	1,314	9,062
2014	146	774	—	—	146	774
2015	710	3,094	—	—	710	3,094
2016	199	1,206	30	236	229	1,442
2017	200	3,421	121	1,302	321	4,723
Thereafter	773	4,484	3,088	12,834	3,861	17,318

Total	5,512	$36,775	3,281	$15,163	8,793	$51,938

(1)	Expiring Net Rentable Square Feet for Unconsolidated Properties is at 100%. Expiring Base Rent for Unconsolidated Properties is at our pro rata share of effective ownership.